As filed with the Securities and Exchange Commission on April 20, 2007
                                                                                                                                                            Registration No.  333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM F-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

PARAMOUNT ENERGY TRUST

(Exact name of Registrant as Specified in its Charter)

Alberta, Canada	Not Applicable
(State or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

500, 630 – 4th Avenue, S.W., Calgary, Alberta, Canada T2P 0J9;  ph. (403) 269-4400

Address of Principal Executive Offices

Puglisi and Associates, 850 Library Avenue, Suite 204, Newark, Delaware 19711;  ph. (302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

____________________

Copies to:

J. Christopher Strong Corporate Counsel Paramount Energy Trust 500, 630 - 4th Avenue S.W. Calgary, Alberta Canada T2P 0J9 (403) 269-4407	Daniel M. Miller Dorsey & Whitney LLP Suite 1605, 777 Dunsmuir Street P.O. Box 10444, Pacific Centre Vancouver, British Columbia Canada V7Y 1K4 (604) 630-5199

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.     [ X  ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.     [ X  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [    ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [    ]

If this Form is a registration statement pursuant to General Instruction I.C.  or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    [    ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  [    ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee(2)
Trust Units	4,000,000 Trust Units	$9.61	$38,440,000	$1,180.11

(1)

Based on the average of the high and low prices of the trust units of Paramount Energy Trust on April 17, 2007 on the Toronto Stock Exchange of Cdn.$10.85 (US$9.61), and estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933.  For purposes of this calculation, Cdn.$1.00=U.S.$0.8855, which is the inverse of the Federal Reserve Bank of New York's noon buying rate for Canadian dollars on April 17, 2007.

(2)

An aggregate of U.S.$1,016.78 of the amount of the registration  fee was previously paid in connection with U.S.$33,120,000 of unissued trust units registered under Paramount Energy Trust’s registration statement on Form F-3 (File No. 333-141831), which was initially filed on April 3, 2007 and has been withdrawn.  Accordingly, pursuant to Rule 457(p) of the General Rules and Regulations under the Securities Act of 1933, as amended, U.S.$1,016.78 is being offset against the total registration fee due for this Registration Statement.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

PARAMOUNT ENERGY TRUST

4,000,000 Trust Units

DISTRIBUTION REINVESTMENT AND OPTIONAL TRUST UNIT PURCHASE PLAN

On December 17, 2003, we established a Distribution Reinvestment and Optional Trust Unit Purchase Plan, which we refer to as “the Plan”, to provide certain holders of our trust units with (i) a means to reinvest distributions declared and payable to them as unitholders in additional trust units of the Trust and (ii) an option to purchase additional trust units by investing additional sums within the limits established under the Plan.  This optional portion of the Plan is available only to Canadian resident unitholders.

A participant in the Plan may obtain additional trust units by reinvesting all of the cash distributions paid on the trust units held by the participant without paying any commissions, service charges or brokerage fees.  Our distributions are paid on or about the 15th day of each month, or if such day is not a business day, the next business day.  A participant in the Plan may also purchase additional trust units by investing additional sums, within the limits established under the Plan.

The purchase price of trust units purchased on behalf of participants with reinvested distributions on trust units is calculated based on 94% of the arithmetic average of the daily volume weighted average trading price of the trust units on the Toronto Stock Exchange for the 10 trading days immediately preceding a distribution payment date on which at least a “board lot” of trust units is traded.  A “board  lot” is 100 trust units.  The purchase price is adjusted for certain capital changes, including trust unit subdivisions, trust unit consolidations, certain rights offerings and certain distributions.  Our trust units trade on the Toronto Stock Exchange under the symbol “PMT.UN”.  The weighted average of the high and low trading prices for our trust units on the Toronto Stock Exchange for the five days preceding April 17, 2007 was Cdn.$10.42.  The closing price for our trust units on the Toronto Stock Exchange on April 17, 2007 was Cdn.$10.82.

The distributions paid by us are dependent upon our cash flow and are therefore subject to fluctuations in the quantity of petroleum and natural gas substances produced, prices received for that production, hedging contract receipts and payments, taxes, our direct expenses, reclamation fund contributions, operating costs, debt service charges and general and administrative expenses.

We cannot estimate anticipated proceeds from the issuance of trust units pursuant to the Plan, which will depend upon the market price of our trust units, the extent of unitholder participation in the Plan and other factors.  We will not pay underwriting commissions in connection with the Plan but will incur costs of approximately U.S.$28,681 in connection with this offering and will be responsible for the ongoing administrative costs associated with the operation of the Plan.

Our principal executive offices are located at Suite 500, 630 – 4th Avenue S.W., Calgary, Alberta, Canada T2P 0J9, Telephone Number: (403) 269-4400.

Investing in our trust units involves risks.  See “Risk Factors” on page 1 of this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offence.

The date of this prospectus is April 20, 2007.

TABLE OF CONTENTS

RISK FACTORS

1

WHERE YOU CAN FIND MORE INFORMATION

2

DOCUMENTS INCORPORATED BY REFERENCE

2

ENFORCEABILITY OF CIVIL LIABILITIES

2

EXCHANGE RATE INFORMATION

3

FORWARD-LOOKING STATEMENTS

3

THE TRUST

5

RECENT DEVELOPMENTS

5

USE OF PROCEEDS

6

THE PLAN

6

Purpose of the Plan

6

Participation in the Plan

7

Optional Trust Unit Purchases Pursuant to the Plan

8

Method of Purchase

8

Purchase Price

8

Fractional Trust Units

8

Administration

8

Participants' Accounts and Reports

9

Trust Unit Certificates

9

Commissions and Administrative Costs

9

Responsibilities of the Trust, Paramount Energy Operating Corp.  and the Plan Agent

10

Termination of Participation

10

Unitholder Voting

10

Amendments, Suspension or Termination of Plan and Plan Agent

10

Notices

10

Governing Law

11

INCOME TAX CONSIDERATIONS RELATING TO THE PLAN

11

Canadian Federal Income Tax Considerations

11

United States Federal Income Tax Considerations

12

Our Classification as a Foreign Corporation

13

Amount Capable of Inclusion in Income

13

Foreign Currency Gains

13

Basis and Holding Period

14

Passive Foreign Investment Company Considerations

14

Foreign Tax Credits

14

United States Information Reporting and Backup Withholding

14

DESCRIPTION OF TRUST UNITS TO BE REGISTERED

15

EXPENSES

16

INDEMNIFICATION

16

LEGAL MATTERS

16

EXPERTS

16

RISK FACTORS

Investing in our trust units involves risks.  Before purchasing our trust units, you should carefully consider the risk factors under the heading “Risk Factors” beginning on page 36 of our Revised Annual Information Form for the year ended December 31, 2006 (“AIF”), filed as Exhibit 99.1 to our Annual Report on Form 40-F for the year ended December 31, 2006, which was filed on March 14, 2007 and which is incorporated by reference into this prospectus, as the same may be updated from time to time by our filings under the United States Securities Exchange Act of 1934, as well as other information contained or incorporated by reference into this prospectus, including the following risk factor.

The Government of Canada has proposed tax law changes that, if enacted, would tax our distributions and therefore reduce the percentage of our cash flow that is available for distribution to unitholders.

As described in our AIF, on October 31, 2006, the Government of Canada announced plans to tax distributions of certain income from publicly traded income trusts at rates of tax comparable to the combined federal and provincial corporate tax, and to treat such distributions as dividends to unitholders.  These plans have now been introduced to Parliament, and are contained in Bill C-52 which received first reading in the House of Commons on March 29, 2007.  The Government’s measures appear to be intended to effectively tax trusts the same as corporations are taxed, and are expected to have the greatest adverse effect on tax-deferred investors and non-resident investors.  Subject to the qualification described below and in our AIF, for existing income trusts, the Government has proposed a four-year transition period such that existing income trusts would not be subject to the new measures until their 2011 taxation year.  The Government has issued a Notice of Ways and Means Motion to Amend the Canada Income Tax Act, but it is not yet known if or when the proposal will be enacted by Parliament.  Until such rules are passed into law, it cannot be determined what the impact of such rules will be to our trust and our unitholders.  However, assuming the proposals are ultimately enacted in the form proposed, the implementation of the proposals would likely result in adverse tax consequences to our trust and some of our unitholders, and could negatively affect the cash distributions that we pay to our unitholders.  Furthermore, the resulting tax consequences of the implementation of the proposals could be materially different than those described in the prospectus under the heading “Income Tax Considerations Resulting From the Plan – Canadian Federal Income Tax Consideration”.

Furthermore, the proposals provide that, while there is no intention to prevent “normal growth” during the transition period, any “undue expansion” could result in the transition period being revisited, which would presumably result in the loss of the transition period for existing income trusts.  See the section entitled “Recent Developments” below. As a result, if there is undue expansion, the adverse tax consequences resulting from the proposals could be realized sooner than 2011.  Our ability to continue to acquire new assets without becoming subject to the tax proposals prior to 2011 is therefore uncertain.  The effect that the tax proposals will have on the market for our trust units, our other listed securities and income trust units generally, and our ability to finance future acquisitions through the issuance of trust units or other securities is also uncertain.  We cannot assure you that this offering of trust units would not be considered to be an undue expansion of our trust within the meaning of the October 31, 2006 proposals.  Should this offering be considered an undue expansion of the trust, there could be a significant adverse effect on the market price of our trust units.

We are monitoring the Government’s proposals and are considering what, if any, steps to take in response to the proposals.  In the absence of legislation implementing the proposals and the current lack of certainty of their application, the implications of the proposals are difficult to evaluate and we cannot provide any assurance as to the extent and timing of the application of the proposals to our trust.

Finally, if we cease to qualify as a “mutual fund trust” under the Canada Income Tax Act, the income tax considerations described in this prospectus under the heading “Income Tax Considerations Resulting From the Plan – Canadian Federal Income Tax Consideration” would be materially and adversely different in some respects.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, and, accordingly, file reports and other information with the SEC.  The reports and other information we file with the SEC in accordance with the Exchange Act can be read and copied, at prescribed rates, at the SEC's public reference room at 100 F Street, N.E., Washington, D.C., 20549.  You may obtain information on the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330.  Our filings are also available electronically from the SEC's Electronic Document Gathering and Retrieval System (EDGAR) at www.sec.gov, as well as from commercial document retrieval services.  You may also want to visit our website at www.paramountenergy.com for further information.

We have filed under the United States Securities Act of 1933, a registration statement on Form F-3 relating to our Plan.  This prospectus forms a part the registration statement.  This prospectus does not contain all of the information included in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC.  For further information about us and our trust units you are encouraged to refer to the registration statement and the exhibits that are incorporated by reference into it.  Statements contained in this prospectus describing provisions of the Plan are not necessarily complete, in each instance reference is made to the copy of the Plan which is included as an exhibit to the registration statement, and each such statement in this prospectus is qualified in all respects by such reference.

In this prospectus, unless the context requires otherwise, references to “we”, “us” and “our” refer to Paramount Energy Trust, its subsidiaries, and its administrator, Paramount Energy Operating Corp.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents filed with the SEC are specifically incorporated by reference into this prospectus:

1.

Our Annual Report on Form 40-F for the fiscal year ended December 31, 2006, filed on March 14, 2007.

2.

Our registration statement on Form 8-A relating to our trust units, filed on July 27, 2006.

3.

Our Management Information Circular and Proxy Statement dated March 20, 2007, as contained in our Report of Foreign Private Issuer on Form 6-K, furnished on April 2, 2007.

In addition, all subsequent annual reports on Form 20-F, Form 40-F or Form 10-K, and all subsequent filings on Form 10-Q or Form 8-K, that we file pursuant to the Exchange Act prior to the termination of this offering, are hereby incorporated by reference into this prospectus.  Also, we may incorporate by reference our future reports on Form 6-K subsequent to the date of this prospectus by stating in those Forms that they are being incorporated by reference into this prospectus.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or therein or in any other later filed document which also is incorporated by reference into this prospectus modifies or supersedes that statement.  Any such statement so modified shall not be deemed, except as so modified, to constitute a part of this prospectus.  Any such statement so superseded shall be deemed not to constitute a part of this prospectus.

Any person receiving a copy of this prospectus, including any beneficial owner, may obtain without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents.  Requests should be directed to our principal executive offices, Suite 500, 630 – 4th Avenue S.W., Calgary, Alberta, Canada T2P 0J9, Attention:  Sue Showers, Investor Relations and Communication Advisor; Telephone Number: (403) 269-4400.

ENFORCEABILITY OF CIVIL LIABILITIES

We are an open-end investment trust organized under the laws of Alberta, Canada and our principal offices are located in Calgary, Alberta, Canada.  The enforcement by investors of civil liabilities under the United States federal or securities laws may be affected adversely by the fact that we have been organized under the laws of Canada, that all of the officers and directors of Paramount Energy Operating Corp., our administrator, are residents of Canada, that some or all of the experts named in this prospectus may be residents of Canada and that all or a substantial portion of their assets and our assets are located outside of the United States.  As a result, it may be difficult for United States investors to effect service of process within the United States upon us and upon those directors, officers or experts who are not residents of the United States, or to realize in the United States upon judgments of courts of the United States, predicated upon civil liability of such persons under United States federal or state securities laws.  There is doubt as to the enforceability in Canada against us or against our directors, officers or experts who are not residents of the United States, in original actions or in actions for enforcement of judgments of United States courts of liabilities based solely upon the United States federal or state securities laws.  We have appointed DL Services Inc., 1420 Fifth Avenue, Suite 3400, Seattle, Washington 98101, as our agent in the United States upon which service of process against us may be made in any action based on this prospectus.

EXCHANGE RATE INFORMATION

The following table lists, for each period presented, the high and low exchange rates, the average of the exchange rates on the last day of each month during the period indicated and the exchange rates at the end of the period for one Canadian dollar, expressed in United States dollars, based on the inverse of the noon buying rate in New York City for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York.  On April 17, 2007, the inverse of the noon buying rate in New York City for cable transfers of Canadian dollars was Cdn.$1.00 = US$0.8855.

	Year ended December 31,			Three months ended March 31,
	2004	2005	2006	2006	2007
High for the period	0.8493	0.8690	0.9100	0.8833	0.8674
Low for the period	0.7158	0.7872	0.8528	0.8528	0.8437
End of period	0.8310	0.8579	0.8582	0.8569	0.8674
Average for the period	0.7702	0.8276	0.8847	0.8699	0.8567

(1)	Average represents the average of the rates on the last day of each month during the period.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus include forward-looking statements.  These statements relate to future events or our future performance.  The use of any of the words “anticipate”, “plan”, “continue”, “estimate”, “expect”, “may”, “will”, “project”, “could”, “believe”, “predict”, “potential”, “should” and similar expressions are intended to identify forward-looking statements.  Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated by our forward-looking statements.  We believe the expectations reflected in our forward-looking statements are reasonable, but we cannot assure you that our expectations will prove to be correct.  You should not unduly rely on forward-looking statements included in, or incorporated by reference into, this prospectus.  These statements speak only as of the date of this prospectus or as of the date specified in the documents incorporated by reference into this prospectus, as applicable.

In particular, this prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements pertaining to, among other matters, the following:

•

the size and recoverability of our oil, natural gas liquids and natural gas reserves;

•

estimates of future cash flow and distributions;

•

projections of market prices and costs and the related sensitivities to distributions;

•

oil and natural gas production levels;

•

capital expenditure programs;

•

supply of and demand for oil and natural gas;

•

expectations regarding our ability to raise capital and to continually add to reserves through acquisitions and development;

•

treatment under government regulatory regimes;

•

the existence, operations and strategy of the commodity price risk management program;

•

operating and other costs;

•

drilling, completion, facilities and construction plans;

•

our acquisition strategy, the criteria to be considered in connection with our acquisition strategy and the benefits to be derived from our acquisition strategy;

•

our ability to benefit from the combination of growth opportunities and to grow through the capital markets;

•

the disposition swap, farm in, farm out or investment in certain exploration properties using third party resources;

•

the impact of Canadian federal and provincial governmental regulation on the Trust, including relative to other issuers; and

•

treatment under governmental regulatory regimes both existing and proposed, including the effect of any tax law changes on our business, our unitholders and our distributions.

Our actual results could differ materially from those anticipated in these forward-looking statements as a result of the risk factors set forth below and incorporated by reference into this prospectus:

•

volatility in market prices for oil and natural gas;

•

risks inherent in natural gas operations;

•

adverse regulatory rulings, orders and decisions;

•

uncertainties associated with estimating oil and natural gas reserves;

•

competition for, among other things, capital, acquisitions of reserves, undeveloped lands, services and skilled personnel, equipment for drilling, completions, facilities and pipeline construction and maintenance;

•

incorrect assessments of the value of acquisitions;

•

fluctuation in foreign exchange or interest rates;

•

stock market volatility and market valuations;

•

failure to realize the anticipated benefits of acquisitions;

•

actions by government or regulatory authorities, including changes in income tax laws (including those relating to mutual fund trust or investment eligibility) or changes in tax laws and incentive programs relating to the oil and gas industry and income trusts;

•

geological, technical, drilling and processing problems and other difficulties in producing natural gas reserves;

•

general economic conditions in Canada, the United States and globally;

•

industry conditions including fluctuations in the price of oil and natural gas;

•

royalties payable in respect of our production;

•

governmental regulation of the oil and gas industry, including environmental regulation;

•

unanticipated operating events that can reduce production or cause production to be shut-in or delayed;

•

the need to obtain required approvals from regulatory authorities; and

•

the other factors discussed under “Risk Factors” in this prospectus.

Statements relating to “reserves” or “resources” are by their nature forward-looking statements, as they involve the implied assessment, based on certain estimates and assumptions, that the resources and reserves described can be profitably produced in the future.

Readers are cautioned that the foregoing list of factors is not exhaustive.  The forward looking statements contained in this prospectus and the documents incorporated by reference in this prospectus are expressly qualified by this cautionary statement.  The factors listed above should not be construed as exhaustive.  We undertake no obligation to publicly update or revise any forward looking statements unless expressly required to do so by applicable securities laws.

THE TRUST

We are a Canadian-based energy business engaged in the exploration for, and the acquisition, development, exploitation of, natural gas properties and the production and sale of natural gas.  Our trust units are listed on the Toronto Stock Exchange and the market capitalization of our trust units as of April 17, 2007 was approximately Cdn.$0.9 billion.  The market capitalization of our trust units as of October 31, 2006 was approximately Cdn.$1.4 billion. We have also convertible debentures listed on the TSX.  Our operations are currently focused exclusively on western Canada.  We were established on August 1, 2002 and are governed by the laws of the Province of Alberta. For a more detailed discussion of our trust units, see “Description of Trust Units To Be Registered” below.

Our goal is to provide unitholders with a tax-effective vehicle through which we can distribute income and add value through the exploitation of current assets, low exposure exploration of our undeveloped land base and prudent acquisitions of additional assets.

We make monthly distributions of our available cash to our unitholders to the extent determined by our administrator, Paramount Energy Operating Corp.  Monthly distributions are paid to unitholders of record on the last business day of each calendar month or another date that is determined from time to time by our administrator.  Distributions are generally paid on the 15th day of the following month.  Our historical distributions may not be reflective of future distributions, which will be subject to review by the board of directors of our administrator taking into account the prevailing circumstances at the relevant time.

RECENT DEVELOPMENTS

On October 31, 2006, the Government of Canada announced plans to tax distributions from publicly traded income trusts.  The Government’s measures appear to be intended to effectively tax trusts the same as corporations are taxed, and are expected to have the greatest adverse effect on tax-deferred investors and non-resident investors.  For existing income trusts, the Government is proposing a four-year transition period such that existing income trusts would not be subject to the new measures until their 2011 taxation year.  Furthermore, the proposals provide that, while there is no intention to prevent “normal growth” of an existing trust during the transition period, any “undue expansion” of a income trust could result in the transition period for that income trust being revisited, which would presumably result in the loss of the transition period for the income trust.

On December 15, 2006, the Canadian Department of Finance issued guidelines with respect to what is meant by “normal growth” in this context. Specifically, the Department of Finance stated that “normal growth” would include equity growth within certain “safe harbour” limits, measured by reference to a Specified Investment Flow Through’s (“SIFT”) market capitalization as of the end of trading on October 31, 2006.  The safe harbour calculation would include only the market value of the SIFT’s issued and outstanding publicly-traded trust units, and not any convertible debt, options or other interests convertible into or exchangeable for trust units.  Those safe harbour limits are 40% for the period from November 1, 2006 to December 31, 2007, and 20% each for calendar 2008, 2009 and 2010.  These limits are cumulative, so that any unused limit for a period carries over into the subsequent period. Additional details of the Department of Finance’s guidelines include the following:

(i) new equity for these purposes includes units and debt that is convertible into units, and may include other substitutes for equity;

(ii) replacing debt that was outstanding as of October 31, 2006 with new equity, whether by a conversion into trust units of convertible debentures or otherwise, will not be considered growth for these purposes and will therefore not affect the safe harbour; and

(iii) the exchange, for trust units, of exchangeable partnership units or exchangeable shares that were outstanding on October 31, 2006 will not be considered growth for these purposes and will therefore not affect the safe harbour where the issuance of the trust units is made in satisfaction of the exercise of the exchange right by a person other than the SIFT.

The Trust’s market capitalization as of the close of trading on October 31, 2006, having regard only to its issued and outstanding publicly-traded Trust Units, was approximately $1.4 billion, which means the Trust’s “safe harbour” equity growth amount for the period ending December 31, 2007 is approximately $560 million, and for each of calendar 2008, 2009 and 2010 is an additional approximately $280 million, not including equity issued to replace debt that was outstanding on October 31, 2006, including convertible debentures.  If we engage in “undue expansion”, we could realize the adverse tax consequences resulting from the proposals sooner than 2011.

In simplified terms, under the proposed tax plan, income distributions will first be taxed at the trust level at a special rate estimated to be 31.5%.  Non-resident unitholders will be taxed on distributions at the non-resident withholding tax rate for dividends.  Income distributions to individual Canadian resident unitholders will be treated as dividends from a taxable Canadian corporation and will be eligible for a dividend tax credit.  Income distributions to corporations resident in Canada will be eligible for full deduction as tax free inter-corporate dividends and potentially subject to a 33 1/3% refundable tax.  Tax-deferred accounts will continue to pay no tax on distributions.  Therefore, the net effect on Canadian taxable investors is expected to be minimal because those investors can take advantage of the dividend tax credit.  However, as a result of the 31.5% distribution tax at the trust level, distributions to tax-deferred accounts and non-residents of Canada will be reduced by approximately 31.5%.  The long-term effect of the proposed tax changes on our trust is yet to be determined.

We are monitoring the Government’s proposals and are considering what, if any, steps to take in response to the proposals.  It is not known at this time when the October 31, 2006 proposals will be enacted by Parliament or whether they will be enacted in the form currently proposed.  Unless and until the Government’s proposals are enacted into law, we cannot assure you as to the effect, if any, that any new tax laws will have on our unitholders.  You should refer to the section of this prospectus entitled “Risk Factors”.

USE OF PROCEEDS

We have no basis for estimating precisely either the number of trust units that may be sold under the Plan or the prices at which such trust units may be sold.  The amount of the proceeds that we will receive will depend on the number of participants in the Plan, the amount of the monthly distributions that we pay and the amount invested by Canadian participants in additional trust units through the optional trust unit purchase aspect of the Plan (see “The Plan” below).  The net proceeds from the sale of the trust units will be principally used for general corporate purposes.

THE PLAN

The following is a summary of the material attributes of the Plan.  The summary does not purport to be complete and is subject to, and qualified in its entirety by, reference to the complete Plan that is filed as exhibit to the registration statement of which this prospectus forms a part.

Purpose of the Plan

The purpose of our Plan is to allow holders of our trust units to reinvest distributions declared and payable to them as unitholders in additional trust units of the Trust without paying any brokerage commissions or service charges and at a 6% discount to the “treasury purchase price”, which is based upon average market price of our trust units.  In addition, the Plan provides a unitholder that is resident in Canada with the opportunity to purchase additional trust units at a 6% discount to the treasury purchase price, with a minimum of Cdn.$2,000 per remittance and up to an annual maximum of Cdn.$100,000.  Our distributions are paid on or about the 15th day of each month, or if such day is not a business day, the next business day, to unitholders of record on the last day of the immediately preceding calendar month.

We seek to provide a sustainable and predictable stream of distributions; however the distributions paid by us are dependent on cash flow and are therefore subject to fluctuations in the quantity of natural gas produced, prices received for that production, hedging contract receipts and payments, taxes, our direct expenses, reclamation fund contributions, operating costs, debt service charges and general and administrative expenses.  Our policy in respect of distributions is reviewed periodically in order to establish distribution levels commensurate with cash flow expectations and internal cash requirements.

Participation in the Plan

You are eligible to participate in the Plan if you are a holder of at least one trust unit and meet the requirements outlined below.  The extent to which you may directly participate in the Plan will depend on the manner in which you hold your trust units.

If you are a registered owner you may directly enroll in the Plan.  If you are a beneficial owner then, in order to participate in the Plan, you must make arrangements through your broker, investment dealer, financial institution or other nominee who holds the trust units on your behalf.

To become a participant, you or your nominee must complete a form authorizing us to forward all cash distributions paid on all trust units registered in your name or in your nominee's name on your behalf, now or in the future, to Computershare Trust Company of Canada, the plan agent for the Plan (the “Plan Agent”).  The completed authorization form should be forwarded to the Plan Agent at the address set out under “Notices” below.  Residents of Canada and the United States are allowed to participate in the Plan.  Unitholders resident in other jurisdictions shall be allowed to participate in the Plan if permitted by laws relating to the offering and the sale of trust units in the jurisdictions of residence of those unitholders.  The optional cash payment component and premium distribution component of the Plan are available only to Canadian residents.

We reserve the right to deny participation in the Plan to any person who appears to be, or who we or the Plan Agent have reason to believe is, a resident of any jurisdiction the laws of which do not permit participation in the Plan.  In addition, the Trust may not be maintained primarily for the benefit of non-residents of Canada within the meaning of the Income Tax Act (Canada), as amended from time to time.  If at any time the Plan Agent becomes aware that the beneficial owners of 49% or more of the outstanding trust units are or may be non-residents, or that such a situation is imminent, the Plan Agent may make a public announcement to this effect and shall not issue trust units to a person pursuant to the Plan unless the person provides a declaration satisfactory to the Plan Agent that the person is not a non-resident within the meaning of the Income Tax Act (Canada), as amended from time to time.

If you are a beneficial owner and wish to participate in the distribution reinvestment component of the Plan, then you must determine whether your nominee allows participation in the Plan.  Please note that not all nominees will allow, nor is any nominee required to allow, your participation in the plan.  If you wish to participate and your nominee does not allow it, it is your responsibility to either transfer your trust units to a different nominee allowing participation or into your own name and enroll directly.  If you wish to participate and your nominee does allow it, you must arrange for your nominee to enroll in the distribution reinvestment component of the Plan on your behalf.  If you choose to enroll in the Plan, your nominee may be required to elect to participate on your behalf every distribution period.

You may obtain an authorization form at any time by either providing a written request to the Plan Agent or to us, or by visiting our website at www.paramountenergy.com.  If you are a registered holder, once you have enrolled in the Plan, you will remain enrolled until you discontinue participation or until we terminate or suspend the Plan.  If you are a beneficial holder, your nominee may be required to elect to participate on your behalf every distribution period.  See “Amendments, Suspension or Termination of Plan and Plan Agent” below.

Your participation in the Plan will commence with the distribution payment date following the month in which you or your nominee submitted your authorization form, provided that:

(i)

if you are a registered owner of trust units, the Plan Agent received the form not less than three business days prior to the distribution record date to which such distribution relates; or

(ii)

if you are a beneficial owner of trust units, the Plan Agent received the form from CDS Clearing and Depository Services Inc. (“CDS”) or other nominee no less than two business days immediately prior to the distribution record date to which such distribution relates.

If the authorization form is not received by the Plan Agent on the applicable business day prior to the distribution record date to which such distribution relates, the distribution will be paid to you in the usual manner and participation in the Plan may commence with the next distribution.

We reserve the right to determine, from time to time, a minimum number of trust units that a participant must hold in order to qualify for or continue enrolment in the Plan and reserve the right to refuse participation to, or cancel participation of, any person who, in our opinion, is participating in the Plan primarily with a view to arbitrage trading or who has made an optional cash payment by cheque that was not subsequently honored by the financial institution on which it was drawn.

Optional Trust Unit Purchases Pursuant to the Plan

Additionally, residents of Canada are eligible to make additional cash investments through optional cash payments which will be invested in trust units by the Plan Agent on the same basis as provided in the Plan for distributions.  Participants who are resident in Canada may invest a minimum of Cdn.$2,000 per optional cash payment to a maximum of Cdn.$100,000 per calendar year.  No more than 2% in aggregate of the number (at the commencement of that calendar year) of outstanding trust units may be purchased by all participants pursuant to optional cash payments in any calendar year.

The optional cash payment component of the Plan is available only to Canadian residents.

Method of Purchase

Under the terms of the Plan, if you are a holder of trust units, you may direct the Plan Agent to reinvest all cash distributions on trust units registered or held in your name to purchase new trust units.  Cash distributions payable on trust units registered for a participant in the Plan, after deduction of any applicable withholding tax, will be paid to the Plan Agent and applied automatically by the Plan Agent on each distribution payment date to the purchase of trust units for that participant.  The Plan Agent will credit the additional trust units to the participant's or its nominee's account.

Purchase Price

The Plan Agent shall purchase trust units from the Trust at a purchase price per trust unit equal to 94% of the arithmetic average of the daily volume weighted average trading price of the trust units on the Toronto Stock Exchange for the 10 trading days immediately preceding a distribution payment date on which at least a board lot of trust units is traded.  The purchase price is adjusted for certain capital changes, including trust unit subdivisions, trust unit consolidations, certain rights offerings and certain distributions.

Fractional Trust Units

Participation in the Plan may result in the participant may hold a fraction of a trust unit (up to six decimal places).  Distributions will be paid and reinvested on such fractional trust units.  The Plan Agent will pay a cash adjustment for any such fractional trust unit upon the withdrawal or termination by the participant of his or her participation in the Plan or upon termination of the Plan.

Administration

Computershare Trust Company of Canada, as Plan Agent for the participants, will administer the Plan.  Its responsibilities include:

•

effecting participation in the Plan by participants upon receipt of a duly completed enrollment form in accordance with the instructions contained in the enrollment form;

•

establishing and maintaining records for the Plan and for the account of each participant;

•

purchasing and crediting the trust units accumulated under the Plan to each participant's account;

•

receiving optional cash payments from participants resident in Canada in accordance with the restrictions imposed by the Plan, and crediting the optional cash payments to the participant’s account;

•

providing optional cash payments to the Trust for the purchase of trust units, and crediting the trust units to the participants’ accounts;

•

reporting monthly to the participants;

•

maintaining appropriate records to facilitate the provision of tax information to participants;

•

processing requests from participants for amendments to, or termination of, their participation in the Plan; and

•

other duties required by the Plan or necessary or desirable to fulfill the aims of the Plan.

Participants' Accounts and Reports

The Plan Agent will maintain a separate account for each participant (other than those registered with CDS) which will be credited with the trust units allocated to such participant.  The Plan Agent will, on a monthly basis, furnish to each participant, a report of the trust units purchased for such participant (including, in the case of Canadian residents only, trust units purchased pursuant to optional cash payments) in respect of each distribution made in the most recently completed month and the cumulative total of all trust units purchased for that account.

These reports will be the only record for participants of the cost of each purchase of trust units.  All such reports should be retained by participants for income tax purposes.  In addition, each participant will receive annually the appropriate tax information for recording distribution income.  The reinvestment of distributions under the Plan will not relieve participants of any income tax applicable to such distributions.

Trust Unit Certificates

Generally, certificates for new trust units purchased through the Plan will registered in the name of the Plan Agent or its nominee, as agent for the participants, and reported on the statement of account.  This service protects against loss, theft or destruction of trust unit certificates.  However, participants who are registered unitholders and who require a trust unit certificate but who do not wish to terminate participation in the Plan may obtain a certificate for any number of whole trust units held in their account by written request to the Plan Agent.  A certificate will not be issued for a fraction of a trust unit.

Plan accounts are maintained in the names in which certificates were registered with the Trust at the time the participant enrolled in the Plan.  Consequently, certificates for whole trust units withdrawn from the Plan will be registered in exactly the same manner when issued.

Trust units being held for a participant in the Plan may not be pledged, sold or otherwise disposed of by a participant.  The participant who wishes to do so must request that a certificate for the required number of trust units be issued before such action may be taken.  Certificates will be issued as soon as practicable and generally within three weeks of receipt by the Plan Agent of a participant's written request.  Both the new certificated trust units and the trust units remaining in a participant's account will continue to receive additional units pursuant to the reinvestment of distributions.

Commissions and Administrative Costs

There will be no commissions, service charges or brokerage fees payable by participants in connection with the purchase of additional trust units under the Plan.  Administrative costs associated with the operation of the Plan, including the fees and expenses of the Plan Agent, will be borne by us. The Plan Agent will be paid fees for its services pursuant to a distribution reinvestment plan services agreement between us and the Plan Agent.

Responsibilities of the Trust, Paramount Energy Operating Corp.  and the Plan Agent

Neither we nor the Plan Agent shall be liable for any act done in good faith or for any good faith omission to act.  Participants should recognize that neither we nor the Plan Agent can assure a profit or protect against loss as a result of their purchase of trust units under the Plan.

Termination of Participation

Plan participants may, after electing to participate in the Plan, terminate their participation in the Plan by providing written termination notice to the Plan Agent not less than three business days prior to the distribution record date for the next distribution.  If the termination form is not received by the Plan Agent not less than three business days prior to the distribution record date to which such distribution relates, your participation in the Plan will continue in the usual manner and the termination will be effective for the next distribution.  In the case of beneficial holders whose participation must be renewed on a monthly basis, your participation may be terminated simply by your nominee not electing to participate in the Plan on your behalf for a particular distribution.

Death will not affect your election to participate unless a written notice of death of a participant is provided to the Plan Agent.  Written notice of a participant's death must be received not less than three business days prior to a distribution record date to be effective for the distribution payment date to which it relates.  Otherwise, such written notice will be effective for the distribution payment date following the distribution payment date to which such distribution record date relates.

Upon termination of participation in the Plan, the Plan Agent will settle the participant's account by transferring the participant's trust units to or for the account of such participant, or to or for the account of such participant’s estate, and, if applicable, issuing a cheque representing a cash adjustment for any fractional trust units.

Unitholder Voting

For any meeting of unitholders, you will receive proxy materials in order to vote all trust units held for your account.  Your trust units will be voted as you direct or you may vote by proxy or in person at the meeting of unitholders.  A fractional trust unit does not carry the right to vote.

Amendments, Suspension or Termination of Plan and Plan Agent

The Trust may amend, suspend or terminate the Plan at any time, but such action shall have no retroactive effect that would prejudice the interests of participants.  Where required, amendments to the Plan will be subject to the prior approval of the Toronto Stock Exchange.  Unitholders will be sent written notice of any amendment, suspension or termination of the Plan in accordance with the Plan and any applicable securities law requirements.

The Trust, may, in its sole discretion, and upon 30 days' notice to the Plan Agent (or such lesser time period as may be agreed to by the Trust and the Plan Agent), remove the Plan Agent and appoint another person to act as agent under the Plan.

Similarly, the Plan Agent may resign as agent under the Plan upon 30 days' notice to the Trust (or such lesser time period as may be agreed to by the Trust and the Plan Agent) and upon delivery to the Trust of all documents and monies being held by the Plan Agent on the Trust's behalf pursuant to the Plan.

Notices

All notices required to be given to participants will be mailed to them at the address shown on the records of the Plan Agent.

Written communications to the Plan Agent should be addressed to:

Computershare Trust Company of Canada

100 University Avenue

9th Floor

Toronto, Ontario

M5J 2Y1

Attention:

Dividend Reinvestment Department

Facsimile:

(416) 263-9394

Written communications to us should be addressed to:

Paramount Energy Operating Corp.

Administrator of Paramount Energy Trust

500, 630 – 4th Avenue S.W.

Calgary, Alberta

T2P 0J9

Attention:

Investor Relations

Facsimile:

(403) 269-4444

Governing Law

The Plan shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

INCOME TAX CONSIDERATIONS RELATING TO THE PLAN

The following summary of tax consequences is of a general nature only and is not intended to be legal or tax advice to any particular participant.  It is the responsibility of participants in the Plan to consult their own tax advisors with respect to the tax consequences of participation in the Plan in their respective country of residence.

Canadian Federal Income Tax Considerations

The following is a summary of the principal Canadian federal income tax considerations generally applicable to a participant in the Plan who, for the purposes of the Income Tax Act (Canada) (the “Tax Act”) and any applicable tax treaty, and at all relevant times, is not resident or deemed to be resident in Canada, does not use or hold (and is not deemed under the Tax Act to use or hold) trust units in, or in the course of, carrying on a business in Canada, and is not an insurer who carries on an insurance business in Canada and elsewhere (a “Non-Resident unitholder”).

This summary is based upon the current provisions of the Tax Act and the regulations thereunder (the “Regulations”), the current provisions of the Canada-United States Tax Convention (1980) (the “Canada-U.S. Tax Treaty”) and our understanding of the current published administrative practices of the Canada Revenue Agency.  Subject to the following sentence, this summary also takes into account all specific proposals to amend the Tax Act and the Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”).  This summary does not take into account the proposed amendments to the Tax Act announced by the Minister of Finance of Canada on October 31, 2006 (see “Recent Developments” elsewhere in this prospectus for a summary of those proposals).  If enacted in the form proposed, those proposals would be expected to result in adverse tax consequences to our trust and some of our unitholders that could be materially different than the consequences described below.  This summary does not otherwise take into account or anticipate any changes in law, whether by judicial, governmental or legislative action, or in administrative practice, nor does it take into account provincial or territorial laws of Canada or the tax laws of any foreign country.  No assurances can be given that the Proposed Amendments will be enacted as proposed or that legislative, judicial or administrative changes will not modify or change the statements expressed herein after the date of the Plan.

Generally, that portion of the distributions paid by the Trust to a Non-Resident unitholder that constitutes a portion of the net income of the Trust for a taxation year that is paid or becomes payable to the Non-Resident unitholder in that particular taxation year is subject to Canadian withholding tax under the Tax Act at a rate of 25%, subject to reduction under an applicable bilateral tax treaty.  In the case of a Non-Resident unitholder who is a resident of the United States for the purposes of the Canada-U.S.  Tax Treaty, the rate of such withholding tax is generally reduced to 15%.

All other distributions paid by the Trust to a Non-Resident unitholder are subject to a special Canadian withholding tax under the Tax Act at a rate of 15%.  This rate generally is not reduced under any of Canada's tax treaties.  A Non-Resident unitholder who disposes of trust units (or units of other mutual fund trusts similar to the Trust) at a loss (calculated in Canadian dollars and pursuant to the rules in the Tax Act) may be entitled to obtain a refund of all or a portion of any such withholding tax paid.

It is not certain, under the Proposed Amendments, whether the amount by which the fair market value of the trust units received by a Non-Resident unitholder on a reinvestment of cash distributions pursuant to the Plan exceeds the amount of the cash reinvested (that is, the 6% discount) is subject to this new 15% withholding tax.  In the event the Trust determines that it is, the Trust will withhold such tax and remit it to the Canadian government.

As a consequence of these withholding taxes, the amount that may be reinvested in the Plan by a Non-Resident unitholder, and the number of trust units received by a Non-Resident unitholder on a reinvestment of cash distributions, will be reduced by the amount of the taxes withheld.

Generally, subject to the comments in the next paragraph with respect to an in specie redemption of trust units, no Canadian taxes will be payable by a Non-Resident unitholder in respect of a disposition, whether by way of redemption or otherwise, by the Non-Resident unitholder of trust units, provided the trust units do not constitute “taxable Canadian property” (within the meaning of the Tax Act) to the Non-Resident unitholder.  Generally, trust units will not constitute taxable Canadian property to a Non-Resident unitholder at a particular time provided the Non-Resident unitholder, persons with whom the Non-Resident unitholder does not deal at arm's length (within the meaning of the Tax Act), or the Non-Resident unitholder together with such persons did not own 25% or more of the issued trust units at any time during the 60 month period that ends at that particular time, and provided further that the Trust qualifies as a “mutual fund trust” under the Tax Act at the time of the disposition.

If a Non-Resident unitholder requests a redemption of his or her trust units, the Non-Resident unitholder may, as a consequence, receive a direct interest in the royalty, and shares and notes of Paramount Energy Inc.  The Canadian income tax consequences to a Non-Resident unitholder of owning and disposing of such securities are not described herein.  Non-Resident unitholders are urged to consult their own tax advisors before requesting a redemption of their trust units.

United States Federal Income Tax Considerations

The following is a general description of the material United States federal income tax consequences of the ownership and disposition of our trust units to a unitholder who is a United States person and who holds our trust units as capital assets (referred to as a “United States unitholder”).  This description is for general information purposes only and is based on the United States Internal Revenue Code of 1986, as amended (referred to as the “Code”), Treasury regulations promulgated under the Code, and judicial and administrative interpretations of the Code and those regulations, all as in effect on the date of this prospectus and all of which are subject to change, possibly with retroactive effect.  The tax treatment of a United States unitholder may vary depending upon his particular situation.  Some holders (including persons that are not United States persons, banks, insurance companies, tax-exempt organizations, financial institutions, persons whose functional currency is not the U.S. dollar, persons subject to the alternative minimum tax and broker-dealers) may be subject to special rules not discussed below.  The discussion below does not address the effect of any state, local or foreign tax law on a United States unitholder.  There can be no assurance that the United States Internal Revenue Service (the “IRS”) will take a similar view as to any of the tax consequences described in this summary.  Purchasers of our trust units are advised to consult their own tax advisors with respect to an investment in our trust units.

For purposes of this description, a “United States person” means any one of the following:

•

an individual who is a citizen or resident of the United States;

•

a corporation (including any entity treated as a corporation for U.S.  federal income tax purposes) organized in or under the laws of the United States or of any political subdivision of the United States;

•

an estate that is subject to United States federal income taxation without regard to the source of its income; or

•

a trust, if a United States court has primary supervision over its administration and one or more United States persons have the authority to control all substantial decisions of the trust, or the trust has made a valid election to be treated as a United States person.

If a partnership (including any entity treated as a partnership or other pass through entity for United States federal income tax purposes) is a holder of trust units, the United States federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership.  Partners and partnerships should consult their tax advisors as to the particular federal income tax consequences applicable to them.

Our Classification as a Foreign Corporation

Although we are organized as an unincorporated open-end investment trust under Canadian law, we are classified as a foreign corporation for United States federal income tax purposes under current Treasury regulations.  Accordingly, our trust units will be treated as shares of stock of a foreign corporation for United States federal tax purposes.  The discussion below reflects this classification and employs terminology consistent with this classification, including references to “dividends” and “earnings and profits”.

Amount Capable of Inclusion in Income

For United States federal income tax purposes, a United States unitholder who is a participant in the Plan will be treated as receiving a distribution equal to the sum of (i) the fair market value as of the distribution payment date of trust units acquired pursuant to the Plan, and (ii) any Canadian taxes which we withhold with respect to the distribution.  The amount treated as a distribution will be capable of inclusion in the United States unitholder's income as a taxable dividend to the extent of the Trust's current and accumulated earnings and profits, as determined for United States federal income tax purposes.  These dividends will not be eligible for the dividends received deduction, which is generally allowed to United States corporate shareholders on dividends received from a domestic corporation.  Any portion of the distribution in excess of the Trust's earnings and profits will first be treated as a tax-free return of capital to the extent of the United States unitholder's tax basis in its trust units and will be applied against and reduce that basis on a dollar-for-dollar basis (thereby increasing the amount of gain and decreasing the amount of loss recognized on a subsequent disposition of the units).  To the extent that the distribution exceeds the United States unitholder's tax basis, the excess will constitute gain from a sale or exchange of the trust units.  A United States unitholder will generally recognize gain or loss upon the sale or exchange of our trust units equal to the difference (if any) between the amount the unitholder realizes on the sale or exchange and its adjusted tax basis in our trust units.  Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if the United States unitholder's holding period for the units is more than one year at the time of the sale or exchange.

Foreign Currency Gains

Taxable dividends with respect to our trust units that are paid in Canadian dollars will be included in the gross income of a United States unitholder as translated into U.S. dollars calculated by reference to the exchange rate in effect on the day the dividend is received by the unitholder regardless of whether the Canadian dollars are converted into U.S.  dollars at that time.  A United States unitholder who receives a payment in Canadian dollars and converts Canadian dollars into U.S. dollars at a conversion rate other than the rate in effect on the day of the distribution may have a foreign currency exchange gain or loss that would be treated as United States source ordinary income or loss.  United States unitholders are urged to consult their own tax advisors concerning the United States tax consequences of acquiring, holding and disposing of Canadian dollars.

In the case of a cash basis United States unitholder who receives Canadian dollars, or another foreign currency, in connection with a sale, exchange or other disposition of our trust units, the amount realized will be based on the U.S.  dollar value of the foreign currency received with respect to the units as determined on the settlement date of the sale or exchange.  An accrual basis United States unitholder may elect the same treatment required of cash basis taxpayers with respect to a sale or exchange of trust units, provided that the election is applied consistently from year to year.  This election may not be changed without the consent of the IRS.  If an accrual basis United States unitholder does not elect to be treated as a cash basis taxpayer, that United States unitholder may have a foreign currency gain or loss for United States federal income tax purposes because of differences between the U.S. dollar value of the currency received prevailing on the date of the sale or exchange of the trust units and the date of payment.  This currency gain or loss would be treated as ordinary income or loss and would be in addition to gain or loss, if any, recognized by that United States unitholder on the sale, exchange or other disposition of the units.

Basis and Holding Period

The tax basis of trust units received by a United States unitholder pursuant to the Plan will equal the fair market value as of the distribution payment date of those units, and the holding period for those units will begin on the day after the distribution payment date.

Passive Foreign Investment Company Considerations

Special, generally unfavorable, rules apply to the ownership and disposition of the stock of a passive foreign investment company (“PFIC”).  In the absence of any election, if the Trust were to be treated as a PFIC for any year during which a United States unitholder held trust units, the unitholder would be taxed under generally unfavorable rules that apply if a shareholder recognizes gain on the sale or other disposition of PFIC stock or receives certain distributions with respect to the stock.  Among the consequences would be a loss of favorable capital gains rates and the imposition of an interest charge,   We do not believe that the Trust has been a PFIC for any of its prior taxable years and, based on our current operations and projections, do not believe that the Trust is or will become a PFIC in the foreseeable future.  We note, however, that passive foreign investment company status is fundamentally factual in nature, generally cannot be determined until the close of the taxable year in question and is determined annually.  Consequently, we can provide no assurance that we will not be a passive foreign investment company for either the current taxable year or for any subsequent taxable year.  United States unitholders are urged to consult their own tax advisors regarding our possible classification as a passive foreign investment company and the consequences if that classification were to occur.

Foreign Tax Credits

Regardless of whether the distribution to a United States unitholder under the Plan is subject to tax under the passive foreign investment company rules or as described in “Amount Capable of Inclusion in Income”, any tax withheld by Canadian taxing authorities with respect to the distribution under the Plan may, subject to a number of complex limitations, be claimed as a foreign tax credit against a United States unitholder's United States federal income tax liability or may be claimed as a deduction for United States federal income tax purposes.  The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income.  For this purpose, dividends the Trust distributes with respect to trust units will be “passive income” or, in the case of certain United States unitholders, “financial services income” for taxable years beginning before January 1, 2007.  For taxable years beginning after December 31, 2006, dividends generally will be “passive category income” or “general category income” for purposes of computing the foreign tax credit allowable to a United States unitholder.  Because of the complexity of those limitations, each United States unitholder should consult its own tax advisor with respect to the amount of foreign taxes that may be claimed as a credit.

United States Information Reporting and Backup Withholding

Dividends on our trust units paid within the United States or through some U.S.-related financial intermediaries are subject to information reporting and may be subject to backup withholding, currently at a 28% rate, unless the holder is a corporation or other exempt recipient or provides a taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred.  Information reporting requirements and backup withholding may also apply to the cash proceeds of a sale of our trust units.

Backup withholding is not an additional tax.  Amounts withheld under the backup withholding rules may be credited against a United States unitholder's U.S. tax liability, and a unitholder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

DESCRIPTION OF TRUST UNITS TO BE REGISTERED

The trust units to be offered by this prospectus will be offered to our unitholders pursuant to participation in the Plan.  The trust units are currently listed on the Toronto Stock Exchange under the symbol “PMT.UN”.

The holders of trust units are entitled to one vote for each such trust unit at all meetings of unitholders and are entitled to receive monthly distributions of distributable income on the trust units.  All trust units share equally in all distributions, carry equal voting rights at meetings of unitholders and have a right of redemption on terms set out in the First Amended and Restated Trust Indenture, dated as of August 1, 2002, among Paramount Energy Operating Corp., BMO Nesbitt Burns Inc. and Computershare Trust Company of Canada, as trustee.

The following table sets forth the price range of the trust units as reported by the Toronto Stock Exchange for the periods indicated:

		Toronto Stock Exchange
		High		Low
2003	Full Year (February 7, 2003)(1)	$Cdn	32.51 (15.45)	$Cdn	8.25
2004	Full Year		16.88		9.75
	First Quarter		12.09		9.75
	Second Quarter		11.80		10.88
	Third Quarter		16.09		11.18
	Fourth Quarter		16.88		14.60
2005	Full Year		24.09		15.72
	First Quarter		17.90		15.72
	Second Quarter		17.70		15.87
	Third Quarter		24.09		17.22
	Fourth Quarter		23.42		18.80
2006	Full Year		22.59		11.58
	First Quarter		22.59		17.55
	Second Quarter		21.76		16.70
	Third Quarter		20.97		15.36
	Fourth Quarter		18.33		11.58
	October		18.33		14.37
	November		15.59		11.58
	December		15.10		12.39
2007	First Quarter		12.99		8.40
	January		12.99		11.45
	February		12.98		11.25
	March		11.49		8.40

(1)

The trust units began trading on the Toronto Stock Exchange on February 7, 2003.

EXPENSES

The expenses in connection with the issuance and distribution of the trust units being offered are as follows:

Securities and Exchange Commission Registration Fee	U.S.$1,181*
Legal Fees and Expenses	$25,000*
Auditor Fees	2,500*
Blue Sky Fees and Expenses	$0.00*
Stock Exchange Listing Fees	$0.00
Printing Fees	$0.00*
Total	$28,681*

*Estimated

INDEMNIFICATION

Insofar as indemnification for liabilities arising under the United States Securities Act of 1933 may be permitted to directors, officers or persons controlling the trust pursuant to the applicable provisions of the Business Corporations Act (Alberta) or our First Amended and Restated Trust Indenture, the Trust has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the United States Securities Act of 1933 and is therefore unenforceable.

LEGAL MATTERS

The validity of the trust units being offered by this prospectus will be passed upon for us by Burnet, Duckworth & Palmer LLP, Calgary, Alberta.  Burnet, Duckworth & Palmer LLP have, in addition, reviewed the statements made herein as to matters of Canadian tax law.  The statements made in this prospectus as to matters of United States tax law have been reviewed for us by Dorsey & Whitney LLP, Vancouver, B.C.  and Seattle, Washington.

EXPERTS

The audited consolidated financial statements incorporated into this registration statement by reference to the Trust's Annual Report on Form 40-F for the year ended December 31, 2006 have been so incorporated in reliance upon the report of KPMG LLP, independent chartered accountants, as experts in auditing and accounting.

Certain information relating to our reserves incorporated by reference into this prospectus has been calculated by us and evaluated, as at December 31, 2006, by McDaniel & Associates Consultants Ltd., independent petroleum engineering consultants retained by us, and has been so included in reliance on the evaluation of McDaniel & Associates Consultants Ltd., given upon the authority of said firm as experts in reserve engineering.  The partners of McDaniel & Associates Consultants Ltd., as a group beneficially own, directly or indirectly, less than 1% of our trust units.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.  Indemnification of Directors and Officers

Section 8.16 of the First Amended and Restated Trust Indenture, dated as of August 1, 2002, among Paramount Energy Operating Corp., Computershare Trust Company of Canada, as trustee, and BMO Nesbitt Burns Inc. (the “Indenture”), provides that in addition to any other indemnity under the Indenture, any other indenture or contract, or by operation of law, the administrator of the Trust, each of its directors, officers, employees and agents, and each of their respective heirs, executors, successors and assigns (collectively the “indemnified parties”) shall be entitled to be indemnified and saved harmless out of the applicable “trust fund” (as defined in the Indenture) to the extent of the trust fund, in respect of:

(a)

all liabilities, losses, costs (including solicitor and client costs of the indemnified parties, or any of them), charges, damages, penalties and expenses sustained, suffered or incurred in respect of any claim, action, suit or proceedings that is proposed or commenced against the indemnified parties, or any of them, for or in respect of acting or not acting in connection with the matters delegated to the administrator under the Indenture, any act, omission or error in respect of the Trust or the carrying out of any of the matters delegated to the administrator under the Indenture or the exercise of any power, authority or discretion so delegated pertaining thereto; and

(b)

all other liabilities, losses, costs (including solicitor and clients of the indemnified parties, or any of them), charges, taxed, damages, expenses, penalties and interest in respect of unpaid taxes and all other expenses and liabilities sustained or incurred by the indemnified parties, or any of them, in respect of the matters delegated to the administrator under the Indenture;

except to the extent, if any, that such liabilities, losses, costs (including solicitor and client costs of the indemnified parties, or any of them), charges, taxes damages, expenses, penalties or interest sustained, suffered or incurred by an indemnified party arise out of such indemnified party’s own gross negligence, willful misconduct or fraud, in which case the provisions of Section 8.16 shall not apply to that extent.

The Indenture also contains similar indemnification provisions with respect to environmental matters.

The Indenture also contains similar indemnification provisions with respect to indemnifying the trustee under the Indenture.

Section 124 of the Business Corporations Act (Alberta) provides as follows:

124(1) Except in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and the director's or officer's heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the director or officer in respect of any civil, criminal or administrative action or proceeding to which the director or officer is made a party by reason of being or having been a director or officer of that corporation or body corporate, if

(a)

the director or officer acted honestly and in good faith with a view to the best interests of the corporation, and

(b)

in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer had reasonable grounds for believing that the director's or officer's conduct was lawful.

(2) A corporation may with the approval of the Court indemnify a person referred to in subsection (1) in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, to which the person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with the action if the person fulfils the conditions set out in subsection (1)(a) and (b).

(3) Notwithstanding anything in this section, a person referred to in subsection (1) is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the person in connection with the defence of any civil, criminal or administrative action or proceeding to which the person is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity

(a)

was substantially successful on the merits in the person's defence of the action or proceeding,

(b)

fulfils the conditions set out in subsection (1)(a) and (b), and

(c)

is fairly and reasonably entitled to indemnity.

(4) A corporation may purchase and maintain insurance for the benefit of any person referred to in subsection (1) against any liability incurred by the person

(a)

in the person's capacity as a director or officer of the corporation, except when the liability relates to the person's failure to act honestly and in good faith with a view to the best interests of the corporation, or

(b)

in the person's capacity as a director or officer of another body corporate if the person acts or acted in that capacity at the corporation's request, except when the liability relates to the person's failure to act honestly and in good faith with a view to the best interests of the body corporate.

(5) A corporation or a person referred to in subsection (1) may apply to the Court for an order approving an indemnity under this section and the Court may so order and make any further order it thinks fit.

(6) On an application under subsection (5), the Court may order notice to be given to any interested person and that person is entitled to appear and be heard in person or by counsel.

Section 7 of the by-laws of Paramount Energy Operating Corp., the administrator of the Trust (the “Corporation”), contains the following provisions with respect to indemnification of the Corporation's directors and officers:

7.01  LIMITATION OF LIABILITY.  Every director and officer of the Corporation in exercising his powers and discharging his duties shall act honestly and in good faith with a view to the best interests of the Corporation and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.  Subject to the foregoing, no director or officer shall be liable for the acts, receipts, neglects or defaults of any other director or officer or employee, or for joining in any receipt or other act for conformity, or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired for or on behalf of the Corporation, or for the insufficiency or deficiency of any security in or upon which any of the monies of the Corporation shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortuous acts of any person with whom any of the monies, securities or effects of the Corporation shall be deposited, or for any loss occasioned by any error of judgment or oversight on his part, or for any other loss, damage or misfortune whatsoever which shall happen in the execution of the duties of his office or in relation thereto, unless the same are occasioned by his own willful neglect or default; provided that nothing herein shall relieve any director or officer from the duty to act in accordance with the Business Corporations Act (Alberta) and the regulations thereunder or from liability for any breach thereof.

No act or proceeding of any director or officer or the Board shall be deemed invalid or ineffective by reason of the subsequent ascertainment of any irregularity in regard to such act or proceeding or the qualification of such director or officer or Board.

Directors may rely upon the accuracy of any statement or report prepared by the Corporation’s auditors, internal accountants or other responsible officials and shall not be responsible or held liable for any loss or damage resulting from the paying of any dividends or otherwise acting upon such statement or report.

7.02  INDEMNITY.  Subject to the limitations contained in the Act, the Corporation shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor (or a person who undertakes or has undertaken any liability on behalf of the Corporation or any such body corporate) and his heirs and legal representatives, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Corporation or such body corporate if:

(a)

he acted honestly and in good faith with a view to the best interests of the Corporation; and

(b)

in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing his conduct was lawful.

7.03  INSURANCE.  Subject to the limitations contained in the Act, the Corporation may purchase and maintain such insurance for the benefit of its directors and officers as such, as the Board may from time to time determine.

Item 9.  Exhibits

Exhibits Number	Document Description
4.1	First Amended and Restated Trust Indenture dated as of August 1, 2002 among Paramount Energy Operating Corp., Computershare Trust Company of Canada and BMO Nesbitt Burns Inc.
4.2	Distribution Reinvestment and Optional Trust Unit Purchase Plan of Paramount Energy Trust dated as of December 17, 2003
5.1	Opinion of Burnet, Duckworth & Palmer LLP
8.1	Opinion of Dorsey & Whitney LLP
23.1	Consent of KPMG LLP
23.2	Consent of McDaniel & Associates Consultants Ltd.
23.3	Consent of Burnet, Duckworth & Palmer LLP (contained in Exhibit 5.1)
23.4	Consent of Dorsey & Whitney LLP (contained in Exhibit 8.1)
24.1	Powers of Attorney (included on the signature pages to this Registration Statement)

Item 10.  Undertakings

The undersigned Registrant hereby undertakes:

(i)

To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

(1)

To include any prospectus required by Section 10(a)(3) of the Securities Act;

(2)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

(3)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement;

provided, however, that the undertakings set forth above in paragraphs (i)(1) and (i)(2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this registration statement.

(ii)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(iii)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(iv)

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.  Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this registration statement.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual reports pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee's benefit plan annual report pursuant to Section 15(d) of the

Exchange Act) that is incorporated by reference into this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada on April 20, 2007.

PARAMOUNT ENERGY TRUST by its administrator, Paramount Energy Operating Corp.
By:	/s/ Cameron R. Sebastian
Name: Cameron R. Sebastian Title: Vice President, Finance and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Susan L. Riddell Rose and Cameron R. Sebastian his true and lawful attorneys-in-fact and agents, acting together, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including, without limitation, post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on April 20, 2007.

Signature	Title
/s/ Susan L. Riddell Rose Susan L. Riddell Rose	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ Cameron R. Sebastian Cameron R. Sebastian	Vice President, Finance and Chief Financial Officer (Principal Accounting and Financial Officer)
/s/ Clayton H. Riddell Clayton H. Riddell	Chairman and Director
/s/ John W. (Jack) Peltier John W. (Jack) Peltier	Director
/s/ Donald J. Nelson Donald J. Nelson	Director
/s/ Karen A. Genoway Karen A. Genoway	Director
/s/ Howard R. Ward Howard R. Ward	Director
/s/ Randall E. Johnson Randall E. Johnson	Director

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Paramount Energy Trust in the United States on this 20th day of April, 2007.

PUGLISI & ASSOCIATES

By:

    /s/ Gregory F. Lavelle

Name:   Gregory F. Lavelle
Title:     Managing Director

EXHIBIT INDEX

Exhibits Number	Document Description
4.1	First Amended and Restated Trust Indenture dated as of August 1, 2002 among Paramount Energy Operating Corp., Computershare Trust Company of Canada and BMO Nesbitt Burns Inc.
4.2	Distribution Reinvestment and Optional Trust Unit Purchase Plan of Paramount Energy Trust dated as of December 17, 2003
5.1	Opinion of Burnet, Duckworth & Palmer LLP
8.1	Opinion of Dorsey & Whitney LLP
23.1	Consent of KPMG LLP
23.2	Consent of McDaniel & Associates Consultants Ltd.
23.3	Consent of Burnet, Duckworth & Palmer LLP (contained in Exhibit 5.1)
23.4	Consent of Dorsey & Whitney LLP (contained in Exhibit 8.1)
24.1	Powers of Attorney (included on the signature pages to this Registration Statement)